                                   EXHIBIT 2.1

                  AMENDED AND RESTATED STOCK PURCHASE AGREEMENT



                           DATED AS OF AUGUST 3, 1999

                                  BY AND AMONG



                               RAILAMERICA, INC.,
                            FLORIDA RAIL LINES, INC.,
                      BANK AUSTRIA AG, GRAND CAYMAN BRANCH,
                            CSX TRANSPORTATION, INC.,
                          DELAWARE OTSEGO CORPORATION,
                                THE BRENNER GROUP
                                       AND
               THE TOLEDO, PEORIA AND WESTERN RAILROAD CORPORATION

                            STOCK PURCHASE AGREEMENT
                                      INDEX

                                                                                          PAGE
                                                                                          ----
ARTICLE I - PURCHASE AND SALE; CLOSING.......................................................1
         1.1      Purchase and Sale..........................................................1
         1.2      Purchase Price Adjustments.................................................2
         1.3      Escrow Holdback............................................................4
         1.4      The Closing................................................................4
         1.5      Deliveries at Closing......................................................5


ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY...................6
         2.1      Organization and Corporate Power; Subsidiaries.............................6
         2.2      Authorization..............................................................6
         2.3      Capital Stock; Title to Shares.............................................7
         2.4      Title to and Condition of Personal Property................................7
         2.5      Government Approvals.......................................................8
         2.6      Financial Information; Indebtedness........................................8
         2.7      Events Subsequent to the Date of the Financial Statements..................9
         2.8      Litigation................................................................10
         2.9      Compliance with Laws......................................................10
         2.10     Taxes.....................................................................11
         2.11     Real Property.............................................................11
         2.12     Assets Comprising the Business............................................12
         2.13     Patents, Trademarks, Etc..................................................12
         2.14     Employee Matters..........................................................13
         2.15     Licenses and Permits......................................................14
         2.16     Changes in Third-Party Payors.............................................14
         2.17     Contracts and Commitments.................................................14
         2.18     Bank Accounts.............................................................15
         2.19     Insurance Coverage........................................................15
         2.20     ERISA.....................................................................16
         2.21     No Brokers or Finders.....................................................17
         2.22     Assumptions, Guarantees, Etc. of Indebtedness of Other Persons............17
         2.23     No Conflicts or Defaults..................................................17
         2.24     Environmental Compliance..................................................18
         2.25     Customers and Suppliers...................................................21
         2.26     Accounts Receivable.......................................................21
         2.27     Books and Records.........................................................22
         2.28     Disclosures...............................................................22


                                      (i)

                                                                                          PAGE
                                                                                          ----
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE SELLERS.................................22
         3.1      Representation and Warranties of the Sellers Other Than Bank Austria......22
         3.2      Representations and Warranties of Bank Austria............................23


ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER.................24
         4.1      Organization and Corporate Power..........................................24
         4.2      Authorization.............................................................25
         4.3      Absence of Conflicting Agreements.........................................25
         4.4      No Brokers or Finders.....................................................25
         4.5      Financing.................................................................25
         4.6      Investment Decision.......................................................25


ARTICLE V - AFFIRMATIVE COVENANTS OF THE PARTIES PRIOR TO THE CLOSING.......................26
         5.1      Covenants Relating to Operation of the Business...........................26
         5.2      Exclusivity...............................................................28
         5.3      Certain Regulatory Filings................................................28


ARTICLE VI - OBLIGATIONS OF PARTIES AFTER CLOSING...........................................29
         6.1      Survival of Representations and Warranties................................29
         6.2      Indemnification...........................................................29
         6.3      Restrictions..............................................................32
         6.4      Delivery of Records.......................................................32
         6.5      Cooperation; Further Assurances...........................................33
         6.6      Confidentiality...........................................................33
         6.7      Maintenance of Insurance..................................................34


ARTICLE VII - CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND THE PURCHASER.................34
         7.1      Representations and Warranties............................................34
         7.2      Certified Documents, Etc..................................................34
         7.3      No Injunctions or Restraints..............................................35
         7.4      Litigation................................................................35
         7.5      STB Exemption or Approval.................................................35
         7.6      Proceedings...............................................................35
         7.7      Third Party Consents......................................................35
         7.8      Releases..................................................................35
         7.9      Resignations..............................................................35
         7.10     Cancellation of Certain Agreements........................................35
         7.11     Escrow Agreement..........................................................36




                                      (ii)

                                                                                          PAGE
                                                                                          ----
ARTICLE VIII - CONDITIONS TO THE OBLIGATIONS OF THE SELLERS.................................36
         8.1      Representations and Warranties............................................36
         8.2      Litigation................................................................36
         8.3      No Injunctions or Restraints..............................................36
         8.4      Certified Documents, Etc..................................................36
         8.5      STB Exemption or Approval.................................................36
         8.6      Escrow Agreement..........................................................36


ARTICLE IX -INTENTIONALLY OMITTED...........................................................37


ARTICLE X - TERMINATION.....................................................................37
         10.1     Termination...............................................................37
         10.2     Effect of Termination.....................................................37


ARTICLE XI - CERTAIN DEFINITIONS............................................................38


ARTICLE XII - MISCELLANEOUS.................................................................40
         12.1     Amendments and Waivers....................................................40
         12.2     Notices...................................................................40
         12.3     Expenses..................................................................41
         12.4     Indemnification for Broker Fees...........................................41
         12.5     Counterparts..............................................................42
         12.6     Effect of Headings........................................................42
         12.7     Further Assurances........................................................42
         12.8     Governing Law; Jurisdiction...............................................42
         12.9     Attorneys' Fees...........................................................42
         12.10    Publicity.................................................................42
         12.11    Entire Agreement..........................................................42
         12.12    Severability..............................................................42
         12.13    Binding Effect and Assignment.............................................43
         12.14    Specific Performance......................................................43
         12.15    No Consequential or Punitive Damages......................................43


                                     (iii)

                               LIST OF EXHIBITS*


EXHIBIT A         -    Form of Escrow Agreement
EXHIBIT B         -    Opinion of Counsel to the Company
EXHIBIT C         -    Opinion of Counsel to the Sellers
EXHIBIT D         -    Opinion of Counsel to the Purchaser


                               LIST OF SCHEDULES*

Schedule A        -    Brenner Group
Schedule 1.5      -    Indebtedness to be Repaid at Closing
Schedule 2.1      -    Subsidiaries; Qualifications to do Business; Officers and Directors
Schedule 2.3      -    Capital Stock; Title to Shares
Schedule 2.4(a)   -    Personal Property
Schedule 2.4(b)   -    Permitted Liens
Schedule 2.5      -    Governmental Approvals
Schedule 2.6(a)   -    Financial Statements
Schedule 2.6(b)   -    Liabilities
Schedule 2.6(c)   -    Indebtedness
Schedule 2.7      -    Events Subsequent to the Date of the Financial Statements
Schedule 2.8      -    Litigation
Schedule 2.9      -    Compliance with Laws
Schedule 2.10     -    Taxes
Schedule 2.11(a)  -    Owned Real Property Descriptions, Etc.
Schedule 2.11(b)  -    Leased Real Property
Schedule 2.12     -    Assets Comprising the Business
Schedule 2.13     -    Patents, Trademarks, Etc.
Schedule 2.14     -    Employee Matters
Schedule 2.15     -    Licenses and Permits
Schedule 2.17     -    Contracts and Commitments
Schedule 2.18     -    Bank Accounts
Schedule 2.19     -    Insurance Coverage
Schedule 2.20(a)  -    Employee Plans
Schedule 2.20(b)  -    Defaults, Etc. Under Employee Plans
Schedule 2.21     -    Brokers or Finders
Schedule 2.22     -    Assumptions, Guaranties, Etc.
Schedule 2.23     -    No Conflicts or Defaults
Schedule 2.24     -    Environmental Compliance
Schedule 2.25     -    Customers and Suppliers
Schedule 2.26     -    Accounts Receivable
Schedule 3.1(c)   -    Liens on Sellers' Shares
Schedule 3.2(d)   -    Liens on Bank Austria Shares
Schedule 6.2      -    Existing Known Claims

-------------------
 * The exhibits and schedules to this Amended and Restated Stock Purchase Agreement have not been filed herewith pursuant to Item 601(B)(2) of Regulation S-K. The registrant agrees to supply the Commission with any or all of such exhibits or schedules upon request of the Commission.



                                      (iv)

                  AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

         This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT, dated as of August 3, 1999 (the "Agreement"), is entered into by and among (i) RAILAMERICA, INC., a Delaware corporation (the "Parent"), (ii) FLORIDA RAIL LINES, INC., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Purchaser"), (iii) BANK AUSTRIA AG, GRAND CAYMAN BRANCH ("Bank Austria"), CSX TRANSPORTATION, INC., a Virginia corporation ("CSX"), DELAWARE OTSEGO CORPORATION, a New York corporation ("Otsego"), CHARLES BRENNER, on his own behalf and acting on behalf of the parties identified on Schedule A attached hereto (the "Brenner Group"), and (iv) THE TOLEDO, PEORIA AND WESTERN RAILROAD CORPORATION, a New York corporation (the "Company") (Bank Austria, CSX, Otsego and the Brenner Group are sometimes referred to herein collectively as the "Sellers" and individually as a "Seller"). Certain capitalized terms used herein are defined in Article XI hereof.

                                R E C I T A L S:

         A. The Sellers own 1,000 shares (the "Sellers' Shares") of the Company's common stock, no par value per share (the "Company Common Stock"), which shares constitute 100% of the issued and outstanding shares of capital stock of the Company.

         B. The Sellers and the Purchaser previously entered into a Stock Purchase Agreement, dated as of June 25, 1999 (the "Original Agreement") pursuant to which the Sellers agreed to sell the Sellers' Shares to the Purchaser, and the Purchaser agreed to purchase the Sellers' Shares from the Sellers, upon the terms and subject to the conditions set forth therein.

         The Sellers and the Purchasers desire to modify, amend and supersede the Original Agreement, and to replace it in its entirety with this Agreement, pursuant to which the Sellers will sell the Sellers' Shares to the Purchaser and the Purchaser will purchase the Sellers' Shares from the Sellers, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE; CLOSING

         1.1 Purchase and Sale.

         Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, the Sellers' Shares for an aggregate purchase price of Eighteen Million Dollars ($18,000,000) (the "Purchase Price"). Subject to the provisions of Sections 1.2 and 1.3 hereof, at the Closing, the Purchaser shall pay to each Seller its or his pro rata portion of the Purchase Price, based on the number of Sellers' Shares owned by each Seller, by certified check or wire transfer to an account designated by such Seller, pursuant to written instructions delivered by each Seller to Purchaser no later than five (5) business days prior to the Closing.

         1.2 Purchase Price Adjustments. The Purchase Price shall be adjusted as follows:

             (a) The Company and the Sellers shall, at least ten (10) days prior to the Closing, deliver concurrently to the Parent and the Sellers an unaudited consolidated balance sheet of the Company as of June 30, 1999 (such balance sheet being referred to herein as the "Latest Balance Sheet"), together with consolidated statements of operations and cash flows of the Company for the period from January 1, 1999 through the date of the Latest Balance Sheet (together with the Latest Balance Sheet, the "Latest Financial Statements"). The Latest Financial Statements shall be prepared in accordance with GAAP consistently applied.

             (b) The Sellers have advised the Parent and the Purchaser that, during the period between October 1, 1998 and December 31, 1998, three locomotives owned by the Company were refurbished and returned to service (the "Refurbished Locomotives"). At least ten (10) days prior to the Closing, the Purchaser shall advise Otsego of the current market value of each Refurbished Locomotive. Within five (5) days thereafter, Otsego will notify Purchaser, as to each Refurbished Locomotive, whether Otsego elects to acquire such Refurbished Locomotive at such market value from the Company.

             (c) The Purchase Price shall be adjusted at the Closing as follows:

                 (i) the Purchase Price shall be reduced by an amount equal to the sum of (x) the Working Capital Deficiency, if any, calculated on the basis of the Latest Balance Sheet, plus One Dollar ($1.00) and (y) the aggregate long-term Indebtedness of the Company as shown on the Latest Balance Sheet;

                 (ii) the Purchase Price shall be increased by an amount equal to the amount by which the current market value, as determined by the Purchaser pursuant to Section 1.2(b) above, exceeds the book value at June 30, 1998 of such of the Refurbished Locomotives as Otsego does not elect to acquire; and

                 (iii) if the Company incurs Indebtedness or utilizes working capital to finance the purchase of up to twenty-six (26) 4,750 cubic foot covered hopper railcars from Southern Illinois Railcar which the Company currently has the option to purchase pursuant to a Railcar Lease Agreement dated as of January 24, 1994 between Southern Illinois Railcar Company and Toledo, Peoria & Western Railway Corporation, the Purchase Price shall be increased by the amount of Indebtedness, if any, incurred by the Company or, to the extent that such use of working capital increases the Company's Working Capital

     Deficiency, the amount of working capital utilized to finance the purchase of such hopper railcars.

                 (d) (i) As promptly as practicable after the Closing Date (as hereinafter defined), but in no event later than sixty (60) days after the Closing Date, the Purchaser will cause its independent accountants to prepare and deliver concurrently to the Purchaser and the Sellers a calculation of the balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet") and a calculation of the Working Capital Deficiency as of the Closing Date (the "Closing Working Capital Deficiency"). The calculation of the Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied.

                 (ii) If the Sellers disagree with the Purchaser's accountants' calculation of the Closing Balance Sheet and/or the calculation of the Closing Working Capital Deficiency, the Sellers may, within sixty (60) days of their receipt thereof, deliver a notice to Purchaser disagreeing with such calculation of the Closing Balance Sheet and/or such calculation of the Closing Working Capital Deficiency and setting forth the Sellers' calculation of the Closing Balance Sheet and/or the Closing Working Capital Deficiency as applicable (a "Dispute Report"). Any such Dispute Report shall specify those items or amounts as to which the Sellers disagree. If the Sellers do not deliver a Dispute Report within such sixty (60) day period, Purchaser's accountants' calculation of the Closing Balance Sheet and the Closing Working Capital Deficiency shall be final and binding upon the parties hereto.

                 (iii) If a Dispute Report shall be duly delivered pursuant to paragraph (ii) of this Subsection 1.2(d), the parties shall, during the sixty (60) days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts. If, during such period, the parties are unable to reach such agreement, they shall promptly thereafter cause other independent accountants of nationally recognized standing reasonably satisfactory to the Sellers and the Purchaser (who shall not have any material relationship with the Sellers or the Purchaser)(the "Settlement Accountants"), promptly to review the Dispute Report for the purpose of calculating the Closing Balance Sheet and/or the Closing Working Capital Deficiency, as applicable. Such Settlement Accountants shall deliver to the Sellers and the Purchaser, as promptly as practicable, a report setting forth a final calculation of the Closing Balance Sheet and/or Closing Working Capital Deficiency, as applicable, which shall be final and binding upon the parties hereto as to the Dispute Report. The cost of such review and report shall be borne by such party whose calculation of the Closing Balance Sheet or the Closing Working Capital Deficiency, as the case may be, when compared with the Settlement Accountants' calculation of each such item, results in the greatest difference.

                 (iv) To the extent that (A) the Working Capital Deficiency calculated on the basis of the Latest Balance Sheet differs in amount from the Closing Working Capital Deficiency as finally determined pursuant to this Subsection 1.2(d), or (B) the aggregate long-term Indebtedness of the Company as shown on the Latest Balance Sheet differs in amount from the aggregate long-term Indebtedness of the Company as shown on the Closing Balance Sheet as finally determined pursuant to this Section 1.2(d), then any reduction to the Purchase Price pursuant to
     Section 1.2(c) hereof shall be recalculated as if the Closing Working Capital Deficiency and the aggregate long-term Indebtedness of the Company as shown on the Closing Balance Sheet as finally determined pursuant to this Section 1.2(d) had been used in determining such reduction. If the Purchase Price determined pursuant to such recalculation is less than the Purchase Price determined at the Closing, the amount (the "Overpayment Amount") by which the Purchase Price determined at Closing exceeds the Purchase Price determined pursuant to such recalculation shall be paid by the Sellers to the Purchaser, pro rata on the basis of the number of Seller's Shares owned by each Seller, by certified check or wire transfer to an account designated by the Purchaser, within ten (10) business days after such final determination of the Closing Working Capital Deficiency and/or aggregate long-term Indebtedness of the Company. If any of the Sellers fails to pay its pro rata share of the Overpayment to the Purchaser within such ten (10) business day period, the amount which has not been so paid shall be disbursed to the Purchaser from the Escrow Account (as defined below) in accordance with the terms of the Escrow Agreement; provided that any Seller that fails to pay its pro rata share of the Overpayment to the Purchaser shall remain obligated to pay such amount to the Escrow Agent (as defined below) to replenish the Escrow Account. If the Purchase Price determined pursuant to such recalculation exceeds the Purchase Price determined at Closing, the amount (the "Underpayment Amount") by which the Purchase Price determined pursuant to such recalculation exceeds the Purchase Price determined at Closing shall be paid by the Purchaser to the Sellers pro rata on the basis of the number of Sellers' Shares owned by each Seller, by certified check or wire transfer to an account designated by such Seller, within ten (10) business days after such final determination.

         1.3 Escrow Holdback. The Sellers agree that Two Hundred Fifty Thousand Dollars ($250,000) (the "Escrow Amount") of the Purchase Price shall be held in an interest-bearing escrow account (the "Escrow Account") pursuant to the terms of an escrow agreement to be entered into at the Closing by and among the Parent, the Purchaser, the Sellers and Greenberg Traurig, P.A., as escrow agent (the "Escrow Agent"), in substantially the form attached hereto as Exhibit A (the "Escrow Agreement"). The purpose of such escrow shall be to secure the Parent and the Purchaser in respect of the limited indemnification obligations of the Sellers pursuant to Section 6.2(a) for a period of three (3) years following the Closing.

         1.4 The Closing. The closing (the "Closing") of the transactions contemplated by the Agreement shall be held at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida, on such date as the parties may agree in writing, but in any event not later than August 31, 1999 (the "Closing Date").

         1.5 Deliveries at Closing. At the Closing and subject to the terms and conditions herein contained:

             (a) The Sellers shall deliver to the Parent and the Purchaser the following:

                 (i) a legal opinion of Carter, Ledyard & Milburn, counsel to the Company, in substantially the form attached hereto as Exhibit B;

                 (ii) a legal opinion of counsel to each of the Sellers, in substantially the form attached hereto as Exhibit C;

                 (iii) a certificate signed by the Chairman of the Board or other authorized officer of each of the Company and each Seller which is a corporation and by each other Seller, dated as of the Closing Date, stating that the conditions applicable to the Company or such Seller, as the case may be, in Section 7.1 have been satisfied as of the Closing;

                 (iv) the certificates for the Sellers' Shares, duly endorsed or accompanied by stock powers duly endorsed in blank, free and clear of any and all Liens;

                 (v) forms of all instruments required to release and satisfy all indebtedness and liens of the Company and its Subsidiaries disclosed in Schedule 1.5; and

                 (vi) such other customary certificates and other evidence as the Parent, the Purchaser or their counsel may request as to the satisfaction of the conditions to the Parent's and the Purchaser's obligations set forth herein and as to such other matters as the Parent and the Purchaser may reasonably request.

             (b) The Parent and the Purchaser shall deliver to the Sellers the following:

                 (i) a legal opinion of Greenberg Traurig, P.A., counsel for the Parent and the Purchaser, in substantially the form attached hereto as Exhibit D;

                 (ii) the Purchase Price payable in accordance with Section 1.1 hereof and as adjusted pursuant to Section 1.2 hereof;

                 (iii) a certificate signed by the Chief Executive Officer or other authorized officer of each of the Parent and the Purchaser, dated as of the Closing Date, stating that the conditions in Section
         8.1 have been satisfied as of the Closing;

                 (iv) the release and satisfaction of all indebtedness and liens of the Company and its Subsidiaries disclosed in Schedule 1.5; and

                 (v) such other customary certificates and other evidence as the Sellers or their counsel may request as to the satisfaction of the conditions to the Sellers' obligations set forth herein and as to such other matters as the Sellers may reasonably request.

             (c) The Sellers, the Company, the Parent and/or the Purchaser, as applicable, shall deliver the other items contemplated under Articles VII and VIII hereof.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                                 AND THE COMPANY

         In order to induce the Parent and the Purchaser to consummate the transactions under this Agreement, each of the Sellers, other than Bank Austria, and the Company, jointly and severally, make the following representations and warranties:

         2.1 Organization and Corporate Power; Subsidiaries. The Company and each of its subsidiaries, all of which are set forth on Schedule 2.1 (each, a "Subsidiary" and collectively, the "Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and (ii) has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. The Company and each of the Subsidiaries is duly licensed or qualified to do business as a foreign corporation and in good standing in the jurisdictions set forth on
Schedule 2.1, and in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Except as set forth on Schedule 2.1, neither the Company nor any of the Subsidiaries files franchise, income or other Tax returns in any jurisdiction based upon the ownership or use of its property therein or its derivation of income therefrom. No proceeding anticipating or relating to the dissolution or merger of the Company or any of the Subsidiaries or the amendment of the articles or certificates of incorporation of the Company or any of the Subsidiaries is pending or has been commenced or is contemplated. Neither the Company nor any of the Subsidiaries is in violation of its articles or certificate of incorporation or bylaws. A true and correct copy of the articles or certificate of incorporation and bylaws of the Company and each of the Subsidiaries, as amended to date, has been furnished to the Purchaser. Except as set forth on Schedule 2.1, neither the Company nor any of the Subsidiaries has any subsidiaries or participates in any partnership or joint venture, or owns any outstanding capital stock of any other corporation. Schedule 2.1 sets forth a list of all of the officers and directors of the Company and each of the Subsidiaries.

         2.2 Authorization. The Company has all necessary corporate power and authority, and has taken all necessary corporate action, including shareholder consent, required for the due authorization, execution, delivery and performance by it of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated herein or therein. This Agreement is, and upon execution and delivery, the Related Agreements to which the Company is a party will be, valid and binding obligations of the Company enforceable in accordance with their respective terms.

         2.3 Capital Stock; Title to Shares.

             (a) The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of the Company Common Stock are owned beneficially and of record by the Sellers as set forth on
Schedule 2.3(a). The authorized capital stock of each of the Subsidiaries is set forth on Schedule 2.3(a). All of the issued and outstanding shares of capital stock of each of the Subsidiaries are owned beneficially and of record as set forth on Schedule 2.3(a). All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed on Schedule 2.3(a), there are no outstanding options, warrants, rights (including preemptive rights), calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock of the Company or any of the Subsidiaries.

             (b) The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. The Company has not violated any applicable securities laws or regulations in connection with the offer or sale of its securities other than violations that have been, or before the closing will have been, corrected by post-issuance filings.

         2.4 Title to and Condition of Personal Property.

             (a) Schedule 2.4(a) sets forth a true and complete list of all locomotives, rolling stock and other material equipment of the Company and each of the Subsidiaries. Except as set forth on Schedule 2.4(a), the Company and each of the Subsidiaries owns, or has good and valid leasehold interests or licenses in, all of the personal property, licenses, intellectual property, permits, authorizations, contracts, leases and other agreements comprising the assets of the Company and the Subsidiaries (the "Assets"), and has good and valid title to all such personal property (tangible and intangible) (or in the case of personal property which is leased or licensed to it, the Company and each of the Subsidiaries has the right to use such personal property superior in right to all others), subject to no Liens other than Permitted Liens (as defined below) or Liens which shall be removed at or prior to Closing. Except as disclosed on Schedule 2.4(a), since the most recent date of the Parent's due diligence review of the Assets, there has been no material adverse change in any of such material personal property comprising equipment, improvements, furniture and other tangible personal property, whether owned or leased. None of the Sellers, the Company or the Subsidiaries has granted any option or other right to acquire any portion of the Assets or the Business, except as set forth in
Section 1.2(b) and on Schedule 2.17. There are no pending or, to the Knowledge of the Company or the Sellers, threatened condemnation proceedings relating to any leased properties used in connection with the Business. The Company's inventory is carried on its books of account in accordance with GAAP, at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP.

             (b) "Permitted Liens" means:

                 (i) each lien set forth on Schedule 2.4(b) hereto;

                 (ii) carriers', warehouseman's, mechanic's, materialman's, repairmen's or other like liens arising in the ordinary course of business which do not exceed $50,000 in the aggregate;

                 (iii) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business, provided that each such deposit shall be included in the Assets;

                 (iv) pledges or deposits in connection with worker's compensation, unemployment insurance, and other social security legislation;

                 (v) liens for the payment of taxes accrued but not yet payable; and

                 (vi) liens for taxes, assessments, charges, levies or claims which are shown in the financial statements of the Company or listed on Schedule 2.4(b)(vi) and which are being contested in good faith and by proper proceedings by the Company or the Subsidiaries, for which adequate reserves have been set aside on their books with respect thereto.

         2.5 Government Approvals. Except as set forth on Schedule 2.5 attached hereto, no consent, approval, license or authorization of, or designation, declaration or filing with, any Governmental Authority is or will be required on the part of the Company or the Sellers, in connection with the execution, delivery and performance by the Company or the Sellers of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated herein or therein.

         2.6 Financial Information; Indebtedness.

             (a) Attached hereto as Schedule 2.6(a) are true and complete copies of the Company's audited consolidated statement of financial condition as of December 31, 1998 (the "1998 Audited Balance Sheet Date") and related consolidated statement of operations for the year then ended (the "1998 Audited Financial Statements") and the Company's unaudited consolidated statement of financial condition as of June 30, 1999 (the "Interim Balance Sheet Date") and related consolidated statement of operations for the three-month and six-month periods then ended (the "Interim Financial Statements" and together with the 1998 Audited Financial Statements, the "Financial Statements"). The Financial Statements, together with the notes thereto, (i) were prepared in accordance with GAAP, (ii) present fairly and accurately the consolidated financial condition of the Company and the Subsidiaries as of the dates of the balance sheets included in the Financial Statements, (iii) present fairly and accurately the consolidated results of operations of the Company and the Subsidiaries for the periods covered by such statements, (iv) have been prepared on a basis consistent with the preparation of the Company's previous financial statements, and (v) include all adjustments which are necessary for a fair presentation of the financial condition of the Company and the Subsidiaries and of the results of operations of the Company and the Subsidiaries for the periods covered by such statements (except with respect to the Interim Financial Statements which are subject to normal year-end adjustments).

             (b) Other than as set forth in the Financial Statements or as set forth on Schedule 2.6(b), neither the Company nor any of the Subsidiaries has any liabilities or obligations, contingent or otherwise, which are not adequately reflected in or reserved against in the Financial Statements, except for liabilities incurred since the date of the Financial Statements in the ordinary course of business, consistent with past practices and not materially adverse to the Company and the Subsidiaries. Except as disclosed on Schedule 2.6(b), since the Interim Balance Sheet Date through the Closing Date, (i) there has been no change in the business, assets, liabilities, condition (financial or otherwise) or operations of the Company and the Subsidiaries, except for changes which, individually or in the aggregate, would not have a Material Adverse Effect, and (ii) none of the business, condition (financial or otherwise), operations, property or affairs of the Company and the Subsidiaries has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

             (c) Schedule 2.6(c) sets forth (i) the amount of all Indebtedness of the Company and each of the Subsidiaries outstanding on the date hereof, (ii) any Lien with respect to such Indebtedness and (iii) a list of each instrument or agreement governing such Indebtedness (true and correct copies of which have been provided to the Purchaser). Except as set forth on Schedule 2.6(c), no default (or event which with the giving of notice or passage or time would constitute a default) exists with respect to or under any such Indebtedness or any instrument or agreement relating thereto.

             2.7 Events Subsequent to the Date of the Financial Statements. Except as disclosed in Schedule 2.7, the Financial Statements, or as expressly contemplated by this Agreement, since the Interim Balance Sheet Date, neither the Company nor any of the Subsidiaries has (i) declared, set aside or paid any dividends, or made any distributions or payments, in respect of its equity securities, or repurchased, redeemed or otherwise acquired any equity or other securities or issued any shares or other units of any equity or other securities; (ii) merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person; (iii) purchased any securities of any Person; (iv) amended its articles or certificate of incorporation or bylaws; (v) issued any securities relating to its shares of capital stock, or granted, or entered into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its shares of capital stock, or redeemed, repurchased or otherwise reacquired any of its shares; (vi) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business and consistent with past practices; (vii) made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which change or election could have a Material Adverse Effect on the tax treatment of the Company or any of the Subsidiaries or their business operations before or after the Closing Date; (viii) entered into, amended or terminated any material agreement; (ix) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any properties or assets except pursuant to any agreement specified in Schedule 2.17 (except in each case in the ordinary course of business consistent with prior practices); (x) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator (except in each case in the ordinary course of business consistent with prior practices); (xi) incurred or approved, or entered into any agreement or commitment to make, any expenditure in excess of $5,000 individually or $25,000 in the aggregate (other than those required pursuant to any agreement set forth on Schedule 2.17 or in the ordinary course of business consistent with past practices); (xii) maintained its books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or made any material change in any of its accounting methods or practices; (xiii) engaged in one or more activities or transactions outside the ordinary course of business; (xiv) made any increase in (a) the rate of compensation payable or to become payable to its directors, officers, agents or employees or (b) the payment of any bonus, payment or arrangement made to, for or with any of its directors, officers, agents or employees, except as required pursuant to an agreement set forth in
Schedule 2.17 or by any benefit plan set forth on Schedule 2.14 or otherwise in the ordinary course of business consistent with past practice; (xv) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, except pursuant to licenses or other agreements set forth on Schedule 2.13; (xvi) suffered any material loss of property or waived any right of substantial value whether or not in the ordinary course of business; (xvii) made any change in the manner of business or operations of the Company or any of the Subsidiaries; or (xviii) committed to do any of the foregoing.

         2.8 Litigation. Except as disclosed on Schedule 2.8, there are no claims, actions, suits, investigations or proceedings against the Company or any of the Subsidiaries in any court or before any Governmental Authority, or before any arbitrator (whether covered by insurance or not) pending or, to the Knowledge of the Company or the Sellers, threatened, against the Company or any of the Subsidiaries; nor, to the Knowledge of the Company or the Sellers, except as set forth on Schedule 2.8, has there occurred any event or does there exist any condition on the basis of which it is reasonably foreseeable that any such litigation, proceeding or investigation might properly be instituted. Except as disclosed on Schedule 2.8, neither the Company nor any of the Subsidiaries is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency.

         2.9 Compliance with Laws. The Company and each of the Subsidiaries is and has been in compliance with any and all Legal Requirements, except such failures to be in compliance which would not, individually or in the aggregate, have a Material Adverse Effect or materially impair the Company's ability to consummate the transactions contemplated by this

Agreement. Except as set forth on Schedule 2.9, (a) none of the Sellers, the Company or any of the Subsidiaries has received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently material compliance with all such Legal Requirements, and (b) there are no adverse orders, judgments, writs, injunctions, decrees or demands of any Governmental Authority, outstanding against any of the Company, the Assets or any of the Subsidiaries.

         2.10 Taxes. The Company and each of the Subsidiaries has filed all tax returns (including statements of estimated taxes owed) and reports required to be filed within the applicable periods for such filings and has timely paid all Taxes (including any foreign, federal, state or local Taxes) required to be paid, and has established adequate reserves (net of estimated tax payments already made) for the payment of all Taxes payable in respect to the period subsequent to the last periods covered by such returns or with respect to taxes, assessments, charges, levies or claims which are shown on the financial statements of the Company or listed on Schedule 2.4(b)(vi) and which are being contested in good faith and by proper proceedings by the Company or the Subsidiaries, for which adequate reserves have been set aside on their books with respect thereto. No deficiencies for any Tax have been proposed or assessed against the Company or any of the Subsidiaries (or the Sellers with respect to the Company). Except as set forth on Schedule 2.10, since January 31, 1996, no tax returns of the Company or any of the Subsidiaries have been audited, and, there is no such audit pending or, to the Knowledge of the Company or the Sellers, contemplated. There is no tax lien, other than Permitted Liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against the Assets or the real property of the Company or any of the Subsidiaries or the Business. The total amounts set up as liabilities for Taxes in the Financial Statements are sufficient to cover the payment of all Taxes, including any penalties or interest thereon and whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due with respect to the conduct of the business of the Company and each of the Subsidiaries for the taxable periods covered thereby.

         2.11 Real Property.

              (a) Attached hereto as Schedule 2.11(a) are descriptions of all real property owned by the Company and each of the Subsidiaries, including without limitation all railyards and out properties (all real property so owned being referred to herein as the "Owned Real Property"). True and complete copies of all valuation maps of all rights-of-way of the Company and each of the Subsidiaries to the extent in the possession of the Company are located at the Company's principal executive office. Except as set forth on Schedule 2.11(a), the Company and each of the Subsidiaries owns the Owned Real Property, subject to no Liens other than Permitted Liens.

              (b) Schedule 2.11(b) sets forth descriptions of all real property that the Company or any of the Subsidiaries leases or subleases (the "Leased Real Property" and, together with the Owned Real Property, the "Real Property") and any Lien on any such leasehold interest, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, and the lease term.

              (c) There is no violation of any law, regulation or ordinance (including without limitation laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to any real property owned, leased or subleased by the Company or any of the Subsidiaries, except for such violations which would not, individually or in the aggregate, have a Material Adverse Effect or impair the use of the property.

              (d) All the leases listed on Schedule 2.11(b) are valid and enforceable and are in full force and effect, and except as disclosed on
Schedule 2.11(b), there are no defaults by the Company or any of the Subsidiaries under any of such leases or, to the Knowledge of the Company or the Sellers, by any other party thereto, which might have a Material Adverse Effect on the present use by the Company or any of the Subsidiaries of the property listed on Schedule 2.11(b). Except as set forth on Schedule 2.11(b), no consent or approval of the lessor or sublessor of any of the leases listed on Schedule 2.11(b) is required for the consummation of the transactions contemplated hereby nor will consummation of such transactions result in any material increase of any amounts payable under, any lease listed on Schedule 2.11(b).

         2.12 Assets Comprising the Business. The Assets and the Real Property represent all of the material real and personal property, licenses, intellectual property, permits and authorizations, contracts, leases and other agreements that are used in the operation of the Business as now operated. Except as set forth in Schedule 2.12, or as otherwise expressly set forth in this Agreement, none of the Sellers (as opposed to the Company) or any other Person (i) owns any real property, personal property, licenses, intellectual property, permits or authorizations or (ii) has entered into any contracts, leases or other agreements that are necessary to the operation of the Business as now operated.

         2.13 Patents, Trademarks, Etc. Set forth on Schedule 2.13 is a list and brief description of all material patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights and all applications for such that are in the process of being prepared, owned by or registered in the name of the Company or any of the Subsidiaries, or of which the Company or any of the Subsidiaries is a licensor or licensee or in which the Company or any of the Subsidiaries has any right which relates and is material to the Business, and in each case a brief description of the nature of such right. The Company and each of the Subsidiaries owns or possesses adequate licenses or other rights to use all material patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know how (collectively, "Intellectual Property") necessary or desirable to the conduct of the Business as presently conducted. Neither the Company nor any of the Subsidiaries is violating the Intellectual Property rights of any Person and no claim is pending or, to the Knowledge of the Company or the Sellers, threatened, to the effect that the operations of the Company or any of the Subsidiaries infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and neither the Sellers nor the Company has knowledge of any such claim (whether or not pending or threatened). No claim is pending or, to the Knowledge of the Company or the Sellers, threatened to the effect that any such material Intellectual Property owned or licensed by the Company or any of the Subsidiaries, or which the Company or any of the Subsidiaries otherwise has the right to use and is material to the Business, is invalid or unenforceable by the Company or any of the Subsidiaries, and neither the Sellers nor the Company has knowledge of any such claim (whether or not pending or threatened).

         2.14 Employee Matters.

              (a) Except as set forth on Schedule 2.14(a), no employees of the Company or any of the Subsidiaries (the "Employees") are represented by any labor union or similar organization and there are no pending or, to the Knowledge of the Company or the Sellers, threatened activities the purpose of which is to achieve such representation of all or some of the Employees.

              (b) Except as set forth on Schedule 2.14(b), (i) the Business is operating and has been operated in compliance in all material respects with all Legal Requirements covering employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act of 1988 (the "Warn Act"), any Legal Requirements respecting employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor/management relations and unemployment insurance, or related matters and there are no threatened or pending claims relating thereto; (ii) there is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company or the Sellers, threatened against or affecting the Business, and neither the Company nor any of the Subsidiaries has experienced any work stoppage or other labor difficulty; and (iii) except as set forth on Schedule 2.14(b), or as accrued on the Financial Statements, in the event of termination of the employment of any Employee, neither the Purchaser nor the Company or the Subsidiaries will, pursuant to any agreement with any of the Sellers, the Company or the Subsidiaries or by reason of any representation made or plan adopted by any of the Sellers, the Company or the Subsidiaries prior to the Closing, be liable to any employee for so-called "severance pay," parachute payments or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits.

              (c) Except as set forth on Schedule 2.14(c), none of the officers or other key employees of the Company or any of the Subsidiaries has notified any of the Sellers, the Company or the Subsidiaries of his or her present intention to terminate his or her employment with the Company or such Subsidiary. No director, officer or employee of or consultant to the Company or any of the Subsidiaries is in violation of any terms of any employment contract, non-competition agreement, non-disclosure agreement or other contract or agreement containing restrictive covenants relating to the right of any such director, officer, employee or consultant to be employed or engaged by the Company or any of the Subsidiaries.

              (d) Except as set forth on Schedule 2.14(d), none of the Company or any of the Subsidiaries is involved in any transaction or other situation with any employee, officer, director or affiliate which may be generally characterized as a "conflict of interest," including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of the Company or any of the Subsidiaries, and there are no situations with respect to the Business which involved or involves (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (iii) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (iv) the receipt of any illegal discounts or rebates or any other violation of the anti-trust laws or
(v) any investigation of the Company, any of the Subsidiaries or, with respect to the Company, any of the Sellers, by the SEC, the STB or any other federal, foreign, state or local government agency or authority.

              (e) Attached hereto as Schedule 2.14(e) is the most recent payroll of the Company and the Subsidiaries, indicating the names and compensation of their employees. All information is correct as of such date.

         2.15 Licenses and Permits. The Company and each of the Subsidiaries has all permits, licenses, orders, certifications, franchises, authorizations and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Company and each of the Subsidiaries to conduct the Business as presently conducted and which the failure to possess would have a Material Adverse Effect (collectively, the "Permits"). All of the Permits are listed on Schedule 2.15. With respect to the Permits listed on
Schedule 2.15 (or that are required to be listed on Schedule 2.15), (a) such Permits are in full force and effect, (b) no proceeding that could result in the revocation or termination of any of such Permits is pending, or to the Knowledge of the Company or the Sellers, threatened, (c) except as set forth on Schedule 2.15, none of such Permits will be affected by the consummation of the transactions contemplated in this Agreement and the Related Agreements and (d) neither the Company nor any of the Subsidiaries has been or is presently in violation of or default under any of such Permits.

         2.16 Changes in Third-Party Payors. Neither the Company nor any of the Subsidiaries has received notice that any health plan insuring the Company or any of the Subsidiaries, employer or other third-party payor, which is currently doing business with the Company or any of the Subsidiaries, intends to terminate, limit or restrict its relationship with the Company or any of the Subsidiaries.

         2.17 Contracts and Commitments. Except as set forth on Schedule 2.11,
2.14 or 2.17 attached hereto, neither the Company nor any of the Subsidiaries is (nor is any Seller, with respect to the Business) a party to any oral or written
(i) consulting agreement not terminable on thirty (30) days or less notice, (ii) joint venture agreement, (iii) noncompetition or similar agreements that restrict the Company or any of the Subsidiaries from engaging in a line of business either in total or in a particular territory or for a particular period, (iv) agreement with any officer or other employee of the Company or any of the Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement, (v) agreement with respect to any Employee of the Company or any of the Subsidiaries, (vi) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) contract or agreement that cannot by its terms be terminated by the Company or any of the Subsidiaries with thirty (30) days or less notice without penalty and involves annual payments in excess of $10,000 for any one agreement or $50,000 in the aggregate for all such agreements,
(viii) contract or agreement for capital expenditures involving payments in excess of $10,000 for any one agreement or $50,000 in the aggregate for all such agreements, (ix) any agreement for the sale of assets, or (x) any other contract or agreement that is material to the Company, any of the Subsidiaries or the Business, including without limitation trackage agreements. True and correct copies of each of such agreements have been provided or made available to the Purchaser. Except as set forth in Schedule 2.17, none of the Sellers, the Company or any of the Subsidiaries has received notice that any party to any agreement or any customer of the Company or any of the Subsidiaries intends to terminate, limit or restrict its relationship with the Company or any of the Subsidiaries.

         2.18 Bank Accounts. Schedule 2.18 sets forth a complete and accurate list of each deposit account or asset maintained by the Company or any of the Subsidiaries with any bank, brokerage house or other financial institution, specifying with respect to each, the name and address of the institution, the name under which the account is maintained, the account number and the name and title or capacity of each Person authorized to have access thereto.

         2.19 Insurance Coverage. The Company and each of the Subsidiaries has in full force and effect policies of insurance of the types and in amounts providing protection for the Company and each of the Subsidiaries consistent with sound business practices and prudent risk management applicable to businesses of the size and nature of the Company and each of the Subsidiaries.
Schedule 2.19 sets forth a true and complete description of (i) all of the insurance policies in force and effect in respect of the Company and each of the Subsidiaries (the "Policies"); (ii) the coverage and limits on the Policies;
(iii) all current and open or known material claims under any of the Policies; and (iv) all written claims in excess of $5,000 individually, or $25,000 in the aggregate, made against the Company or any of the Subsidiaries during the past three years whether or not covered by insurance. Neither the Company nor any of the Subsidiaries is in material default with respect to any obligations under the Policies. Neither the Company nor any of the Subsidiaries has received any notice of cancellation in respect of insurance coverage under the Policies. Except as set forth in Schedule 2.19, all premiums due and payable in respect of the Policies have been paid. There are no pending or, to the Knowledge of the Company or the Sellers, threatened terminations or material premium increases with respect to any of the Policies and the Company is in compliance with all conditions contained therein.

         2.20 ERISA.

              (a) Schedule 2.20(a) contains a list of all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other plans, programs, agreements, arrangements and/or commitments (including any post-retirement group insurance benefits to former employees or employees), whether or not legally binding, whether written or oral, and whether express or implied, relating to the employees or former employees (or their dependents, survivors or beneficiaries) of the Company or any of the Subsidiaries which are or have been at any time maintained by the Company or any of the Subsidiaries ("Employee Plans"). None of the Employee Plans is, or has been at any time during the past five years, (I) a plan subject to Title IV of ERISA or Section 302 of ERISA, (II) a plan intended to be qualified under Section 401(a) of the Code or (III) a "multi-employer plan" (with the meaning given such term under Sections 3(37) and 4001 of ERISA, and Section 414(f) of the Code. Except as set forth on Schedule 2.20: (i) all Employee Plans have been administered and are in material compliance with the requirements prescribed by any and all applicable statutes (including, but not limited to, ERISA and the Code, orders or governmental rules or regulations currently in effect with respect thereto), and the Company and each of the Subsidiaries has performed all obligations (including, but not limited to, the making of all contributions and/or payments under any such Employee Plan and/or collective bargaining agreement) required to be performed by it prior to the date hereof, and is not in default under or in violation of the terms of, any of the Employee Plans and nothing has occurred, and prior to Closing no action is contemplated or shall have occurred, with respect to any Employee Plan which will or may result in the imposition of any Lien on the assets of the Company or any of the Subsidiaries or the imposition of any liability (other than a liability to pay benefits and associated administrative costs and expenses pursuant to the Employee Plans), withdrawal liability, excise tax, penalty, or fine with respect to any Employee Plan; (ii) none of the Employee Plans and no fiduciary thereof has been the direct or indirect subject of an order or investigation or examination by a governmental or quasi-governmental agency, and there are no matters pending before the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") with respect to an Employee Plan; (iii) no "disqualified person" or "party-in-interest" (as defined in Section 4975 of the Code and Section 3 of ERISA, respectively) has engaged in any "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any Employee Plan (or its related trust), the Company, the Parent, the Purchaser, any of the Subsidiaries or their affiliates, or any officer, director or employee of any of them to any tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA either directly or indirectly, and whether by way of indemnity or otherwise;
(iv) no event has occurred and there has been no failure to act on the part of the Company, any of the Subsidiaries, a fiduciary of any Employee Plan or a "plan official" (as defined in Section 412 of ERISA) that could subject the Company, any Subsidiary, any Employee Plan, a fiduciary or a plan official to the imposition of any tax, penalty or other disability, whether by way of indemnity or otherwise; and (v) none of the Employee Plans provides medical benefits for former employees, except such continuation coverage as is required under Section 4980B of the Code. The Company has made available to the Parent and the Purchaser full and complete copies of all Employee Plans, if any, and all associated trust agreements, determination letters, summary plan descriptions and material modifications, actuarial valuations and annual reports (including series 5500 and all schedules thereto), participant communications of a general nature, governmental filings, insurance contracts and any other material written documents under which the Employee Plans are operated.

              (b) Except as specifically set forth in Schedule 2.20(b), the execution and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event of default under any Employee Plan or individual agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee, officer or director of the Company, any of the Subsidiaries, or any affiliate or related entity thereof.

         2.21 No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Parent, the Purchaser, the Sellers or the Company for any commission, fee or other compensation as a finder or broker as a result of any act or omission by the Sellers, the Company or any Subsidiary, except as disclosed on Schedule 2.21.

         2.22 Assumptions, Guarantees, Etc. of Indebtedness of Other Persons. Except as set forth on Schedule 2.22, neither the Company nor any of the Subsidiaries has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any Indebtedness of any other Person, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions, in the ordinary course of business.

         2.23 No Conflicts or Defaults. Neither the execution, delivery nor performance by the Company of this Agreement and the Related Documents to which it is or will be a party or the consummation of any of the transactions contemplated hereby or thereby does or will (i) violate or conflict with, or constitute a breach or default under, with or without the giving of notice or the passage of time or both, any provision of (A) the articles or certificate of incorporation or bylaws of the Company or any of the Subsidiaries, (B) any agreement, indenture or other instrument applicable to the Company, any of the Subsidiaries or their respective properties (other than as set forth in Schedule 2.23) or (C) any law, rule, regulation, order, judgment, writ, injunction or decree applicable to the Company, any of the Subsidiaries or any of their respective properties; (ii) result in the creation of any Lien upon the properties, assets or revenues of the Company, or any Subsidiary, (iii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (other than as set forth on Schedule 2.23 hereof); (iv) cause the Company or any Subsidiary to lose the benefit of any right or privilege it presently enjoys or cause any Person who is expected to normally do business with the Company or any of the Subsidiaries to discontinue to do so on the same basis (other than as set forth on Schedule 2.23); or (v) result in the acceleration of any payments due pursuant to any indebtedness of the Company or any of the Subsidiaries (except as set forth on Schedule 2.23). Neither the Company nor any of the Subsidiaries is in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would (i) constitute a default under, or breach or violation of, any Legal Requirement, indenture, agreement or instrument applicable to the Company, any of the Subsidiaries or the Business or (ii) accelerate or permit the acceleration of the performance required under, or give any other party the right to terminate, any indenture, agreement or instrument applicable to the Company, any of the Subsidiaries or the Business. All the contracts listed on Schedules 2.11, 2.14 and 2.17 are valid and enforceable and are in full force and effect, and there are no defaults by the Company or any Subsidiary under any of such contracts or, to the Knowledge of the Company or the Sellers, by any other party thereto. Except as disclosed on Schedule 2.23, the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in the termination of, or in any increase of any amounts payable under, any contract listed on Schedules 2.11, 2.14 or 2.17.

         2.24 Environmental Compliance.

              (a) Except as set forth on Schedule 2.24(a), the Company and each of the Subsidiaries has at all times operated, and presently is, in compliance in all material respects with all applicable federal, state and local rules, regulations, codes, ordinances or orders, decrees, directives and judgments relating to Environmental Matters (as defined below), including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, agreements, programs, schedules and timetables contained in all Environmental Laws (as defined below) or as required by any governmental entity.

              (b) The Company and each of the Subsidiaries has obtained all permits, licenses, and other authorizations and government consents (collectively, the "Environmental Licenses") which are required in connection with the conduct of the Business under all applicable Environmental Laws and regulations relating to pollution or protection of the environment, including Environmental Laws and regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, groundwater, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, except where the failure to obtain such Environmental Licenses would not individually or in the aggregate have a Material Adverse Effect. Except as set forth on Schedule 2.24(b), all Environmental Licenses are in full force and effect, and the Company and each of the Subsidiaries has made all appropriate filings and registrations for issuance or renewal of the Environmental Licenses. The Company has delivered or made available to the Parent and the Purchaser true and complete copies of all Environmental Licenses.

              (c) The Company and each of the Subsidiaries is in compliance in all material respects in the conduct of the Business with all terms and conditions of the Environmental Licenses and is in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice (written or verbal) or demand letter issued, entered, promulgated or approved thereunder. Except as set forth on Schedule 2.24(c), all machinery and equipment owned or used by the Company or any of the Subsidiaries meets or exceeds all material standards promulgated under the Environmental Laws applicable to such machinery and equipment.

              (d) Except as set forth on Schedule 2.24(d), there are no facts, events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans (A) that may interfere with or prevent continued compliance by the Company or any Subsidiary with Environmental Laws and Environmental Licenses, (B) which may give rise to any material liability or other obligation under any Environmental Laws that may require the incurrence of actual or potential material Environmental Costs (as defined below), or (C) which may form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Company or any Subsidiary based on or related to any Environmental Matter. There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending, or, to the Knowledge of the Company or the Sellers, threatened against the Company or any Subsidiary based on or related to any Environmental Matter. The Company has delivered or made available to the Parent and the Purchaser true and complete copies of all environmental audit reports and remediation orders with respect to the Real Property.

              (e) No Lien exists, and, except as set forth on Schedule 2.24(e), no condition exists which could result in the creation or filing of any Lien, against any of the properties under any Environmental Law or relating to any Environmental Matter.

              (f) Except as described in the environmental reports listed on
Schedule 2.24(f), to the Knowledge of the Company or the Sellers, all of the Property is free of any Hazardous Materials (except (i) those authorized pursuant to and in accordance with Environmental Licenses held by the Company or any of the Subsidiaries, (ii) railcars containing customers' shipments of Hazardous Materials and (iii) those which may legally be held on the Property without any Environmental License) and free of all contamination, including but not limited to groundwater contamination, arising from, relating to, or resulting from any such Hazardous Materials.

              (g) Except as specifically described in the environmental reports listed on Schedule 2.24(f), neither the Company nor any of the Subsidiaries has received any notice or other communication that indicates that it is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Materials, or other location used for the disposal of any Hazardous Materials, or notice of any failure of the Company or any of the Subsidiaries to comply in any material respect with any Environmental Law or the requirements of any License.

              (h) Except as specifically described in the environmental reports listed on Schedule 2.24(f), neither the Company nor any of the Subsidiaries has been requested or required by any Governmental Authority to perform any investigatory or remedial activity or other action in connection with any Environmental Matter in the last three years with which it has not complied.

              (i) For purposes of this Agreement, the following terms shall have the meaning indicated:

                  "Environmental Costs" means, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs (which, without limitation, shall include costs to cause the Company or any of the Subsidiaries to come into compliance with Environmental Laws), investigation costs (including, without limitation, fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including, without limitation, liabilities or obligations under any lease or other contract), payments for damages (including, without limitation, any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including, without limitation, damages (i) of third parties for personal injury or property damage, or (ii) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

                  "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety associated with the environment, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  "Environmental Laws" means collectively, all federal, state and local environmental laws, common law, statutes, rules and regulations including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sec. 9061 et seq.), as amended, the Hazardous Materials Transportation Act (49 U.S.C. Sec. 1801 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. Sec. 6901 et seq.), as amended, the Federal Water Pollution Control Act (33 U.S.C. Sec. 1251 et seq.), as amended, the Safe Drinking

                  Water Act (42 U.S.C. Sec. 300f et seq.), as amended, the Clean Air Act (42 U.S.C. Sec. 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. Sec. 2601 et seq.), as amended, the Federal Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sec. 11001 et seq.), as amended, any so-called "superfund" or "super-lien" law and such statutes and ordinances as may be enacted by state and local governments with jurisdiction over any real property now owned or leased by the Company or any of the Subsidiaries or any real property upon which the Company or any of the Subsidiaries now conducts its Business and any permits, licenses, authorizations, variances, consents, approvals, directives or requirements of, and any agreements with, any governments, departments, commissions, boards, courts, authorities, agencies, officials and officers applicable to such real property or the use thereof and regulating, relating to, or imposing liability or standards of conduct concerning any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

                  "Hazardous Materials" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals (including, without limitation, petroleum or any by-product or factions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.

         2.25 Customers and Suppliers. Schedule 2.25 contains a complete and accurate list of the names of the 10 largest suppliers and, to the Knowledge of the Company, the 10 largest customers of the Company and each of the Subsidiaries during the years ended December 31, 1997 and 1998. The Company and each of the Subsidiaries maintains good relations with each of such customers and suppliers and, except as set forth in Schedule 2.25, since the Interim Balance Sheet Date, no event has occurred that would materially adversely affect the Company's or any Subsidiary's relations with such customers or suppliers. Except as set forth in Schedule 2.25, since the Interim Balance Sheet Date, no customer which accounted for more than 5% of the Company's or any Subsidiary's aggregate revenues during the prior twelve months has canceled or terminated (or, to the Knowledge of the Company or the Sellers, made any threat to the Company or any Subsidiary to cancel or terminate), or materially decreased its usage of the Company's or any Subsidiary's services or products.

         2.26 Accounts Receivable. The accounts receivable of the Company and each of the Subsidiaries reflected on the Financial Statements, and all receivables incurred since the Interim

Balance Sheet Date, arose from bona fide transactions in the ordinary course of business, are fully collectible, the goods and services involved have been sold, delivered and performed, and no further goods are required to be provided and no further services are required to be performed. Except as set forth on Schedule 2.26, no such account has been assigned or pledged to any other Person, firm or corporation and no defense or set-off to any such account has been asserted by the account obligor or exists. The allowance for doubtful accounts set forth in the balance sheet as of the most recent balance sheet date delivered to the Purchaser is adequate from a historical perspective for the nonpayment of claims previously submitted and for which revenues have been accrued.

         2.27 Books and Records. To the Knowledge of the Company or the Sellers, the books of account, minute books, stock record books and other records of the Company and each of the Subsidiaries, all of which have been made available to the Purchaser, are complete and correct. The minute books of the Company and each of the Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, the shareholders and the Board of Directors of the Company and each of the Subsidiaries and no meetings of any such shareholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. At Closing, all of such books and records will be in the possession of the Company.

         2.28 Disclosures. No representation or warranty by the Company or any of the Sellers contained in this Agreement, the Financial Statements or any schedule, exhibit or certificate delivered in accordance therewith and no written statement or document furnished by the Company or any of the Sellers to the Parent or the Purchaser in connection with this Agreement or any transaction contemplated hereby, contains, as of the date on which made or reaffirmed, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLERS

         3.1 Representation and Warranties of the Sellers Other Than Bank Austria. In order to induce the Parent and the Purchaser to consummate the transactions under this Agreement, each of the Sellers other than Bank Austria, severally and not jointly, makes the following representations and warranties:

              (a) Organization and Corporate Power. If such Seller is a corporation, such Seller (i) is duly organized, validly existing and in good standing under the laws of the state of its incorporation and (ii) has all requisite corporate power and authority to own its properties and to carry on its business.

              (b) Authorization; Validity. If such Seller is a corporation, such Seller has all necessary corporate power and authority, and has taken all necessary corporate action, including shareholder consent, required for the due authorization, execution, delivery and performance by it of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated herein or therein. This Agreement is, and upon execution and delivery, the Related Agreements to which such Seller is a party will be, valid and binding obligations of such Seller, enforceable in accordance with their respective terms.

              (c) Title to Shares. Such Seller now has, and on the Closing Date will have, good title to and unrestricted power to vote the Sellers' Shares set forth opposite such Seller's name on Schedule 2.3(a), free and clear of any Lien (other than Liens set forth on Schedule 3.1(c) which shall be released at or prior to the Closing) and, upon purchase and payment therefor by the Purchaser, in accordance with the terms of this Agreement, the Purchaser will acquire good title to all of such Sellers' Shares free and clear of any Lien.

              (d) Litigation. There are no claims, actions, suits, investigations or proceedings against such Seller with respect to the Business in any court or before any Governmental Authority, or before any arbitrator (whether covered by insurance or not), pending or to the Knowledge of such Seller, has there occurred any event or does there exist any condition on the basis of which it is reasonably foreseeable that any such litigation, proceeding or investigation might properly be instituted. Such Seller is not in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other governmental agency which default could have a Material Adverse Effect on the Company or which could adversely affect the consummation of the transactions contemplated hereby.

              (e) No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Parent, the Purchaser, the Company or the Sellers for any commission, fee or other compensation as a finder or broker as a result of any act or omission of such Seller.

              (f) No Conflicts or Defaults. Neither the execution, delivery nor performance by such Seller of this Agreement and the Related Agreements to which it or he is or will be party or the consummation of the transactions contemplated hereby or thereby does or will (i) violate or conflict with or constitute a breach or default under, with or without the giving of notice or the passage of time or both, any provision of (A) if such Seller is a corporation, its articles or certificate of incorporation or bylaws, (B) any agreement, indenture or other instrument applicable to such Seller or its properties or (C) any law, rule, regulation, order, judgment, writ, injunction or decree applicable to such Seller; (ii) result in the creation of any Lien upon the properties or assets of such Seller; or (iii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with any Person.

         3.2 Representations and Warranties of Bank Austria. In order to induce the Parent and the Purchaser to consummate the transactions under this Agreement, Bank Austria makes the following representations and warranties:

              (a) Litigation. There are no claims, actions, suits, investigations or proceedings against Bank Austria with respect to the Sellers' Shares set forth opposite its name on Schedule 2.3(a) in any court or before any Governmental Authority, or before any arbitrator (whether covered by insurance or not), pending or to the knowledge of Bank Austria, has there occurred any event or does there exist any condition on the basis of which it is reasonably foreseeable that any such litigation, proceeding or investigation might properly be instituted. Bank Austria is not in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other governmental agency which default could adversely affect the consummation by Bank Austria of the transactions contemplated hereby.

              (b) No Brokers or Finders. No Person has or will have, as a result of the consummation by Bank Austria of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or Bank Austria for any commission, fee or other compensation as a finder or broker as a result of any act or omission of Bank Austria.

              (c) No Conflicts or Defaults. Neither the execution, delivery nor performance by Bank Austria of this Agreement and the Related Agreements to which it is or will be party or the consummation by Bank Austria of the transactions contemplated hereby or thereby does or will (i) violate or conflict with or constitute a breach or default under, with or without the giving of notice or passage of time or both, any provision of (A) its articles or certificate of incorporation or bylaws, (B) any agreement, indenture or other instrument applicable to Bank Austria or its properties or (C) any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Bank Austria; (ii) result in the creation of any Lien upon the properties or assets of Bank Austria; or (iii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with any Person applicable to Bank Austria.

              (d) Title to Shares. Bank Austria now has, and on the Closing Date, will have good title to the Sellers' Shares set forth opposite its name on
Schedule 2.3(a), free and clear of any Lien (other than the Liens set forth on Schedule 3.2(d) which shall be released at or prior to the Closing) and is able to convey good title to such Sellers' Shares. Bank Austria has the power to vote such Sellers' Shares solely in accordance with the terms contained in that certain Shareholders Agreement, dated as of January 31, 1996, among the Company, Otsego, CSX, Charles Brenner and Bank Austria.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                          THE PARENT AND THE PURCHASER

         The Parent and the Purchaser, jointly and severally, hereby represent and warrant to the Sellers as follows:

         4.1 Organization and Corporate Power. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of

Delaware, and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted.

         4.2 Authorization. Each of the Parent and the Purchaser has all necessary corporate power and authority, and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by them of this Agreement and the Related Agreements to which the Parent or the Purchaser is a party, and the consummation of the transactions contemplated herein or therein. This Agreement is, and upon execution and delivery, the Related Agreements to which the Purchaser is a party will be, valid and binding obligations of the Parent and the Purchaser, as the case may be, enforceable in accordance with their respective terms.

         4.3 Absence of Conflicting Agreements. Neither the execution or delivery of this Agreement or of any of the Related Agreements by the Parent or the Purchaser nor the performance by the Parent or the Purchaser of the transactions contemplated hereby or thereby, conflicts with, or constitutes a breach of or a default under (a) the certificate of incorporation or bylaws of the Parent or the Purchaser; (b) any agreement, indenture or other instrument applicable to the Parent, the Purchaser or any of their respective properties (other than any such breach or default which shall have been waived or which would not have a Material Adverse Effect on the Parent or the Purchaser); or (c) any law, rule, regulation, judgment, order, writ, injunction or decree applicable to the Parent or the Purchaser.

         4.4 No Brokers or Finders. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Purchaser, the Sellers or the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Parent or the Purchaser, other than Edward Swerdlin, whose fees are the sole responsibility of the Purchaser or Parent.

         4.5 Financing. Neither the Parent nor the Purchaser is aware of any fact that would prevent the Purchaser from paying the Purchase Price in accordance with the terms of Section 1.1 of this Agreement.

         4.6 Investment Decision. The Purchaser and the Parent acknowledge that the representations and warranties of the Company and the Sellers expressly and specifically set forth in this Agreement, including the Schedules hereto, constitute the sole and exclusive representations and warranties by the Company and the Sellers to the Purchaser and the Parent in connection with the transactions contemplated hereby, and the Purchaser and the Parent agree that no other representations and warranties of any kind or nature (whether relating to the past, present or future financial condition or results of operations of the Company or any of the Subsidiaries, or other subjects) are made or to be implied.

                                    ARTICLE V
                      AFFIRMATIVE COVENANTS OF THE PARTIES
                              PRIOR TO THE CLOSING

         5.1 Covenants Relating to Operation of the Business. Without limiting any other covenants or provisions contained herein, each of the Sellers individually covenants and agrees that it will observe each of the following covenants to the extent that such covenant relates specifically to a Seller, and the Company covenants and agrees that it will observe, and each of the Sellers covenants and agrees that it will not take any action which is inconsistent with the observance by the Company of, the following covenants from the date of this Agreement until the Closing (or until this Agreement is terminated pursuant to Article X hereof).

              (a) General. Subject to the terms and conditions of this Agreement, the Company and each of the Sellers will use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) obtaining all material permits, authorizations, consents and approvals of any Person which are required for or in connection with the consummation of the transactions contemplated hereby, and
(ii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by the Company and each of the Sellers on or prior to the Closing.

              (b) Accounts and Reports. The Company and each of the Subsidiaries will maintain a system of accounts in accordance with GAAP and will keep full and complete financial records consistent with past practice.

              (c) Compliance with Laws, Etc. The Company and each of the Subsidiaries will comply with all applicable laws, rules, regulations and orders of any Governmental Authority.

              (d) Payment of Taxes. The Company and each of the Subsidiaries will pay and discharge when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which interest or penalties attach thereto, unless a lawful extension has been granted, and all lawful claims which, if not paid when due, might become a Lien or charge upon any properties of the Company or any Subsidiary, provided that the Company and the Subsidiaries shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if the Company and the Subsidiaries shall have set aside on their books adequate reserves with respect thereto.

              (e) Inspection. Subject to reasonable notice by the Parent to the Company, the Company shall (i) permit the Parent and its authorized employees, agents, accountants, legal counsel, lenders and other representatives to have reasonable access to the books, records, employees, counsel, accountants, engineers and other representatives of the Company and the Subsidiaries at all times reasonably requested by the Parent for the purpose of conducting an investigation of the assets, liabilities, financial condition, corporate status, operations, business and properties of the Company and the Subsidiaries (collectively, "Operations"); and (ii) make available to the Parent for examination and reproduction all documents and data of every kind and character relating to the Company or any of the Subsidiaries in possession or control of, or subject to reasonable access by, the Company, the Sellers or any of the Subsidiaries, including, without limitation, all files, records, data and information relating to the Operations (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. The Company agrees that the Parent shall be entitled to make such inquiries of customers of the Company and the Subsidiaries as it may deem necessary or appropriate and the Company shall use its reasonable business efforts to facilitate such inquiries.

              (f) Regular Course of Business. The Company and each of the Subsidiaries shall operate the Business in substantially the same manner as presently conducted and only in the ordinary and usual course and substantially consistent with past practice and in compliance with (i) all material Legal Requirements and (ii) all material leases, contracts, commitments and other agreements, and all licenses, permits and other instruments, relating to the operation of the Business, and will use reasonable efforts to preserve intact its present business organization and to keep available the services of all employees, representatives and agents. The Company and each of the Subsidiaries shall use its reasonable efforts, consistent with past practices, to promote the Business and to maintain the goodwill and reputation associated with the Business, and shall not take or omit to take any action which causes, or which is likely to cause, any material deterioration of the Business or the relationships of the Company and each of the Subsidiaries with its suppliers or customers. Without limiting the generality of the foregoing, (a) other than in the ordinary course of business, the Company and each of the Subsidiaries shall maintain all of its equipment in the same condition and repair as such equipment is maintained as of the date hereof, ordinary wear and tear excepted; (b) the Company and each of the Subsidiaries shall not sell, transfer, pledge, lease or otherwise dispose of any material Assets; (c) the Company and each of the Subsidiaries shall not amend, terminate or waive any material right in respect of the Assets or the Business, or do any act, or omit to do any act, which will cause a breach of any contract, agreement, commitment or obligation by it; (d) the Company and each of the Subsidiaries shall not engage in any activities or transactions outside the ordinary course of business; (e) the Company and each of the Subsidiaries shall not declare or pay any dividend or make any other distribution or payment of any kind in cash or property to its shareholders or other affiliates; (f) the Company and each of the Subsidiaries shall not incur any Indebtedness, other than in the ordinary course of business; (g) the Company and each of the Subsidiaries shall not permit any liens on the Assets, other than in the ordinary course of business; and (h) the Company and each of the Subsidiaries shall not increase any existing employee benefits, establish any new employee plan or amend or modify any existing Plans, or otherwise incur any obligation or liability under any employee plan materially different in nature or amount from obligations or liabilities incurred in connection with the Plans. The Company and the Sellers shall promptly notify the Parent if any of them (i) engages in any transaction which could have a Material Adverse Effect on the Company or any of the Subsidiaries, (ii) incurs any debt on behalf of the Company or any of the Subsidiaries for borrowed money (other than trade debt in the ordinary course), or (iii) enters into any agreements or transactions on behalf of the Company or any of the Subsidiaries not in the ordinary course of business. Consistent with the foregoing, the Company shall permit a representative or representatives of the Purchaser to observe the operations of the Company and the activities of its General Manager, and to participate, in a purely advisory capacity, in decisions affecting the Business of the Company. Any such participation shall be without prejudice to the respective rights and obligations of the parties hereunder.

               (g) Notification of Changes. The Company and the Sellers shall advise the Parent of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect or which would cause or constitute a material breach of any of the representations, warranties or covenants of the Company or the Sellers contained herein.

               (h) General Restrictions. Except as otherwise expressly permitted in or contemplated by this Agreement, without the prior written consent of the Parent, the Company will not, and the Sellers will not permit the Company or any Subsidiary to take any of the actions set forth in Section 2.7.

         5.2 Exclusivity. The Company and each of the Sellers will not, and each will cause its respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives (for purpose of this Section 5.2 only, being referred to as "affiliates") not to initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than the Parent and the Purchaser relating to, any acquisition, exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of the Company or any of the Subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, the Company or any of the Subsidiaries, or any similar transaction relating to the Company or any of the Subsidiaries, other than the transactions contemplated under this Agreement (such proposals, disclosures, negotiations, or transactions being referred to as "Acquisition Proposals"). The Company and the Sellers will notify the Parent and the Purchaser within 24 hours orally and within 48 hours in writing if any such Acquisition Proposal (including terms thereof and identity of persons making such proposal) is received and furnish to the Parent and the Purchaser a copy of any written proposal. The provisions of this Section 5.2 shall remain in effect until the earlier of (x) the date this Agreement is terminated pursuant to Article X and
(y) the Closing Date.

         5.3 Certain Regulatory Filings.

             (a) The Company and the Sellers, on the one hand, and the Parent and the Purchaser, on the other hand, shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

             (b) The Purchaser has made or will cause to be made all filings and submissions under the ICC Termination Act of 1995 and any other laws or regulations applicable to the consummation of the transactions contemplated by this Agreement, including a notice of exemption under 49 C.F.R. Section 1180.2(d)(2) to obtain exemption from the prior approval requirements of 49 U.S.C. Section 11323 to control more than one non-contiguous rail carrier. The Purchaser shall be responsible for all filing fees and other expenses in connection with such filings. The Company and each of the Sellers shall assist and support such filings, and shall have an opportunity to review and comment on all such filings.

                                   ARTICLE VI
                      OBLIGATIONS OF PARTIES AFTER CLOSING

         6.1 Survival of Representations and Warranties. All representations and warranties made by each party in this Agreement and in each Schedule or in any of the Related Agreements shall not survive the Closing Date; provided that the representations and warranties contained in Sections 2.6 and 2.8 shall survive the Closing Date for a period of three (3) years after the Closing notwithstanding any investigation at any time made by or on behalf of the other party; and further provided that the representations and warranties contained in
Section 2.3 (Capital Stock), Section 2.10 (Taxes) and Section 3.3 (Title to Shares) shall survive until the applicable statute of limitations shall have expired. All representations and warranties related to any claim asserted in writing prior to the expiration of the applicable survival period shall survive (but only with respect to such claim) until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

         6.2 Indemnification.

             (a) Each of the Sellers shall, subject to the limitations set forth in Section 6.2(d), severally indemnify and defend and hold harmless the Parent and the Purchaser and their respective officers, directors, employees, agents, representatives and affiliates against and with respect to any and all damages, claims, losses, penalties, liabilities, actions, fines, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (all of the foregoing hereinafter collectively referred to as a "Loss"), regardless of whether an action has been filed or asserted against the Parent, the Purchaser or the Company after the Closing Date, arising from, in connection with or with respect to the following items: (i) (A) any misrepresentation of a surviving representation or breach of a surviving warranty by the Company or any of the Sellers under this Agreement or any Related Agreements or (B) any failure to fulfill any agreement or covenant on the part of the Company or any of the Sellers in Article V hereof; (ii) any failure to fulfill any agreement or covenant on the part of the Company or any of the Sellers (not covered by clause
(i) above) under this Agreement or any Related Agreements; and (iii) any and all actions, suits, proceedings, judgments, settlements (to the extent approved or entered into by the Company or the Sellers as hereinafter provided), costs, penalties and legal and other expenses incident to any of the foregoing. The obligation of each Seller to indemnify the Parent and the Purchaser for any Loss pursuant to this Section 6.2 shall be limited to such Seller's pro rata portion of the amount of such Loss, based on the number of Seller's Shares owned by each Seller.

              (b) Each of the Parent and the Purchaser, jointly and severally, shall, subject to the limitations set forth in Section 6.2(e), indemnify and defend and hold harmless the Sellers against, with respect to any and all Losses, regardless of whether an action has been filed or asserted against any of the Sellers after the Closing Date, arising from, in connection with or with respect to the following items: (i) any misrepresentation, breach of any warranty, or failure to fulfill any agreement or covenant on the part of the Parent or Purchaser under this Agreement or any Related Agreements; (ii) any Environmental Costs arising by virtue of contamination of the Owned or Leased Real Property that (A) occurs subsequent to the Closing and during the Purchaser's ownership of the Company and the Company's ownership or operations of such Property and (B) result from a written claim by a party other than the Sellers or their affiliates that is delivered to the Sellers within three (3) years following the Closing Date; (iii) any labor protection claims by employees of the Company's Subsidiary, Toledo, Peoria and Western Railway Corporation and
(iv) any and all actions, suits, proceedings, judgments, settlements (to the extent approved or entered into by Parent or the Purchaser as hereinafter provided), costs, penalties and legal and other expenses incident to any of the foregoing.

              (c) Any claim for indemnification under this Section 6.2 must be asserted by written notice given no later than the third anniversary of the Closing Date, except that (i) any claim based upon a breach of the representations and warranties contained in Section 2.3 (Capital Stock), Section
2.10 (Taxes) and Section 3.3 (Title to Shares) may be asserted until the applicable statute of limitations shall have expired and (ii) any claim based upon a claim relating to "actual fraud" (as hereinafter defined) may be asserted with no such time limitation. For purposes of this Section 6.2, "actual fraud" shall mean the making by a party to this Agreement of a false representation which deceives and is intended to deceive another party to this Agreement and upon which the other party relied to such other party's detriment.

              (d) Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall have no obligation to indemnify the Parent or the Purchaser pursuant to this Section 6.2:

                  (i) unless the aggregate amount of Losses incurred by the
             Parent and/or the Purchaser to which the Parent and the Purchaser have the right to be indemnified under this Section 6.2 exceeds $25,000 (the "Sellers Basket"); and

                  (ii) for any amount of Losses in excess of $250,000 in the aggregate (the "Sellers Cap"); provided, however, that the Sellers Basket and the Sellers Cap shall not apply to any Losses relating to the breach of any representation and/or warranty contained in
             Section 2.3 (Capital Stock) or Section 3.3 (Title to Shares); provided, further, that the

         Sellers Basket shall not apply with respect to any Losses relating to the failure to fulfill any covenant or agreement on the part of the Sellers; provided, further, that the Sellers Basket and the Sellers Cap shall not apply in the event that the transaction contemplated hereby is not completed by reason of the default by any of the Sellers in the fulfillment or performance of any of their obligations to consummate the transaction contemplated hereby; and provided, further, that the Sellers Basket and the Sellers Cap shall not apply to any Losses based upon a claim relating to actual fraud.

             (e) Notwithstanding anything to the contrary contained in this Agreement, neither the Parent nor the Purchaser shall have any obligation to indemnify the Sellers hereunder;

                 (i) unless the aggregate amount of Losses incurred by the
             Sellers to which the Sellers have the right to be indemnified under this Section 6.2 exceeds $25,000 (the "Purchaser Basket"); and

                 (ii) for any amount of Losses in excess of $250,000 in the aggregate (the "Purchaser Cap"); provided, however, that the Purchaser Basket and the Purchaser Cap shall not apply to any Losses based upon a claim relating to actual fraud; and provided, further, that the Purchaser Basket and the Purchaser Cap shall not apply in the event that the transaction contemplated hereby is not completed by reason of the default by the Parent and the Purchaser in the fulfillment or performance of any of their obligations to consummate the transaction contemplated hereby.

             (f) If any action or proceeding shall be commenced, or if any claim, demand or assessment be asserted, in respect of which any party ("Indemnitee") proposes to hold any other party ("Indemnitor") liable under the indemnity provisions of this Section 6.2 (a "Claim"), then if the Indemnitor shall, at its option, acknowledge its indemnification obligation and notify Indemnitee of its election to contest or defend any such Claim, such Indemnitor shall be entitled, at its sole cost and expense, to contest or defend the same with counsel of its own choosing, and Indemnitee shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Indemnitor so long as any Indemnitor is contesting or defending the same in good faith, and Indemnitee (and its successors and assigns) shall cooperate with the Indemnitor in the contest or defense thereof (and the Indemnitor shall reimburse Indemnitee for the Indemnitee's reasonable actual out-of-pocket expenses incurred in connection with such cooperation) and Indemnitee shall enter into any settlement with respect thereto recommended by Indemnitor so long as the amount of such settlement is paid by the Indemnitor and no obligation to perform or refrain from performing any act shall be imposed upon Indemnitee by reason thereof and such settlement otherwise is reasonable.

             (g) Notwithstanding the foregoing, any Indemnitee shall be entitled to conduct its own defense at the reasonable cost and expense of the Indemnitor if not doing so would materially prejudice the Indemnitee due to the nature of any claims or counterclaims presented or by virtue of a conflict between the interest of the Indemnitee and the Indemnitor, and provided further that in any event the Indemnitee may participate in such defense at its own expense. If

Indemnitee shall have given Indemnitor thirty (30) days written notice that it intends to assume the defense of any Claim and if the Indemnitor fails to assume the defense of such Claim as provided above by the end of such thirty (30) day period or such later reasonable time (which shall be such period of time as will not result in prejudice to the rights of the Indemnitee), then the Indemnitee shall have the right to prosecute and conduct its own defense by counsel of its choice, and in connection therewith shall have full right to conduct the defense thereof and to enter into any compromise or settlement thereof with the consent of the Indemnitor (which shall not unreasonably be withheld, conditioned or delayed). Such defense shall be at the cost and expense of the Indemnitor if it is subsequently determined that the Indemnitor was obligated to defend or indemnify the Indemnitee with respect to such action, proceeding, claim, demand or assessment.

             (h) The Escrow Fund shall remain in existence until the later of
(i) three years and one day from the Closing Date, and (ii) the date upon which all of Purchaser's claims for indemnification under this Section 6.2 have been fully resolved.

             (i) Any indemnification payment shall be considered an adjustment to the Purchase Price.

             (j) Notwithstanding anything to the contrary contained in this Agreement, no Seller shall be liable to the Parent and/or the Purchaser for Losses resulting solely from the default by any other Seller in the fulfillment or performance of any such other Seller's obligation to consummate the transaction contemplated hereby.

         6.3 Restrictions.

             (a) From and after the date hereof and through and following the Closing Date, none of the Sellers shall disclose, to any Person or entity, or make use of, without the authorization of Parent and the Purchaser, any non-public pricing strategies or records of the Company or any of the Subsidiaries, any proprietary data or trade secrets of the Company or any of the Subsidiaries or any financial or other non-public information about the Company or any of the Subsidiaries; provided that the foregoing restrictions shall not apply to any information which: (i) is or becomes generally available to the public through no negligent or wrongful act or omission on the part of the Sellers; (ii) is or becomes available to the disclosing party on a non-confidential basis from a third party without a similar restriction and without breach of this Agreement; (iii) is approved for release by Parent and the Purchaser; or (iv) is required to be disclosed in accordance with applicable law.

             (b) Each of the Sellers acknowledges that the restrictions contained in this Section 6.3 may be specifically enforced.

         6.4 Delivery of Records. On the Closing Date, each of the Sellers shall deliver, cause to be delivered, or make available to the Parent and the Purchaser all records and files then in their possession relating to the operation of the Business.

         6.5 Cooperation; Further Assurances. (a) From time to time, as and when reasonably requested by the Parent and the Purchaser, on the one hand, or the Sellers, on the other hand, after the Closing, the other of them will execute and deliver, or cause to be executed and delivered, all such documents, instruments and consents and will use reasonable efforts to take all such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement, and, with respect to a request by the Purchaser, to vest in the Purchaser good title to, possession of and control of all of the Assets.

             (b) At the request of Purchaser, Otsego shall provide to the Company, for a period of up to 60 days after the Closing, such customary and reasonable services as may be required to operate the Company and to facilitate the transition in ownership. Such services shall include, without limitation, computer and scheduling management, interline settlement processing and revenue accounting services. All services provided by Otsego shall be paid for by the Company at Otsego's documented cost therefor, all such services to be performed in a timely and efficient manner, in the same manner as Otsego performs such services for its own account. The Company shall provide to the Purchaser consolidated unaudited financial statements for the month ended July 31, 1999 within forty-five (45) days after the end of such month.

         6.6 Confidentiality. Parent acknowledges that, in the course of its investigation of the Company, Parent and its employees, agent and representatives have received and may become aware of confidential information and documents of the Company and that use by it or communication of such confidential information and documents to third parties would be detrimental to the Company and would injure its business. In accordance with the requirements of this Section 6.6, the Parent covenants that, prior to the Closing, all such confidential information and documents and all other information and documents concerning the Company received or reviewed by the Parent, its employees, agents or representatives, in connection with this Agreement and the transactions contemplated hereby shall be maintained in confidence and not disclosed or utilized (other than in connection with the transactions contemplated hereby) by the Parent, its employees, agents or representatives, without the Company's prior written consent, unless (i) such items were, are now, or become generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Parent, or any of its employees, agents and representatives, is bound), (ii) such items were known to the Parent prior to their disclosure to the Parent as demonstrated by the Parent's written records,
(iii) such items are disclosed to the Parent by a third party not subject to any duty of confidentiality to the Parent by the Company, (iv) such items are required to be disclosed pursuant to a judicial order or applicable law, or (v) the transactions contemplated herein have been consummated.

         If this Agreement is terminated pursuant to Section 10.1 hereof, the Parent shall, and shall cause its employees, agents and representatives to, promptly return all confidential information and documents concerning the Company received pursuant to this Agreement or otherwise (including any copies thereof or extracts therefrom) and shall keep confidential and shall not utilize any such information or documents unless required to disclose any such information or documents pursuant to a judicial order or applicable law.

         In the event that the Parent or any of its employees, agents or representatives become legally compelled to disclose any such information or documents, the Parent shall provide the Company with prompt notice before such disclosure so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement or both. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Agreement, the Parent shall furnish only that portion of the information or documents that it is advised by written opinion of counsel is legally required.

         It is agreed that money damages would not be sufficient remedy for any breach of this Section 6.6 by the Parent and that the Company, if entitled to a remedy, shall be entitled to specific performance as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 6.6 but shall be in addition to all other remedies available at law or in equity.

         6.7 Maintenance of Insurance. The Parent and the Purchaser agree that, for a period of three years following the Closing, the Company and the Subsidiaries will maintain or be covered by Full Railroad Liability Insurance on a "claims made" basis which (x) has a limit of no less than $15,000,000 per occurrence; (y) has a self-insured retention or other deductible of no more than $250,000 per occurrence; and (z) has a retroactive date no later than June 1, 1996.

                                   ARTICLE VII
                        CONDITIONS TO THE OBLIGATIONS OF
                          THE PARENT AND THE PURCHASER

         The obligation of the Parent and the Purchaser hereunder to consummate the transactions contemplated hereby shall be subject at their election to the satisfaction at or prior to the Closing of each of the conditions stated in this
Article VII.

         7.1 Representations and Warranties. The representations and warranties of the Company and the Sellers contained in this Agreement and the Schedules shall be true and correct in all respects on the date of such Closing with the same effect as though made on and as of that date, and the Company and the Sellers shall have performed and satisfied in all respects all agreements and covenants required to be performed or satisfied by them at or prior to the Closing.

         7.2 Certified Documents, Etc. The Parent and the Purchaser shall have received with respect to the Company, each of the Subsidiaries and each of the Sellers which is a corporation (a) certificates as to the incumbency of officers, charter documents, by-laws and resolutions of the Board of Directors of each of them, (b) certificates from appropriate authorities as to the legal existence and tax good standing of each of them, and (c) certified copies of their respective charter documents, and with respect to the Company, each of the

Subsidiaries and each of the Sellers, such other documents and certificates as the Parent, the Purchaser or their counsel may reasonably request.

         7.3 No Injunctions or Restraints. No preliminary or permanent injunction or other order by any Governmental Authority, which prohibits the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Authority which prohibits or restricts the consummation of the Agreement.

         7.4 Litigation. No suit, action or other proceeding shall be pending or threatened before any Governmental Authority seeking to restrain the Parent or Purchaser or prohibit any of the transactions contemplated hereby.

         7.5 STB Exemption or Approval. Exemption or approval for the transactions contemplated by this Agreement shall have been obtained from the STB, and shall be in full force and effect.

         7.6 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to the Parent, the Purchaser and their counsel and the Parent and the Purchaser shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         7.7 Third Party Consents. The Company and the Sellers shall have obtained all consents set forth on Schedule 2.23 to the consummation of the transactions contemplated hereby and such consents shall be in form and substance satisfactory to the Parent and the Purchaser.

         7.8 Releases. The Parent and the Purchaser shall have received all releases and other documents set forth on Schedule 7.8 and such releases and other documents shall be in form and substance satisfactory to the Parent and the Purchaser.

         7.9 Resignations. The Parent and the Purchaser shall have received the written resignation of each officer and director of the Company and each of the Subsidiaries.

         7.10 Cancellation of Certain Agreements. The Company and the Seller shall have obtained and delivered to Purchaser the written cancellation of (i) all leases or other arrangements between Otsego and/or The New York, Susquehanna and Western Railway Corporation, on the one hand, and the Company and/or the Subsidiaries, on the other hand, including but not limited to arrangements which allow the use by the Company and/or the Subsidiaries of locomotives, vehicles and other equipment owned or controlled by Otsego or The New York, Susquehanna and Western Railway Corporation, (ii) all locomotive rebuilding programs, and
(iii) the Administrative Services Agreement dated as of January 31, 1996 by and between the Company and Otsego, including in each case the termination and release of any obligations of the Company thereunder, and all such cancellations shall be in form and substance satisfactory to the Parent and the Purchaser.

         7.11 Escrow Agreement. The Sellers, the Parent and the Purchaser shall have entered into the Escrow Agreement.

                                  ARTICLE VIII
                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

         The obligation of the Sellers hereunder to consummate the transactions contemplated hereby shall be subject at their election to the satisfaction of each of the conditions stated in this Article VIII.

         8.1 Representations and Warranties. The representations and warranties of the Parent and the Purchaser contained in this Agreement shall be true and correct in all respects on the date of Closing with the same effect as though made on and as of that date, and the Parent and the Purchaser shall have performed and satisfied in all respects all covenants and agreements required by this Agreement to be performed and satisfied by the Parent and the Purchaser at or prior to the Closing.

         8.2 Litigation. No suit, action or other proceeding shall be pending or threatened before any Governmental Authority seeking to restrain any of the Sellers or prohibit any of the transactions contemplated hereby.

         8.3 No Injunctions or Restraints. No preliminary or permanent injunction or other order by any Governmental Authority, which prohibits the consummation of this Agreement shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Authority which prohibits or restricts the consummation of the Agreement.

         8.4 Certified Documents, Etc. The Sellers shall have received (a) certificates as to the incumbency of officers, certificate of incorporation and by-laws of the Parent and the Purchaser, (b) certificates from appropriate authorities as to the legal existence and good standing of the Parent and the Purchaser, and (c) such other documents and certificates as the Sellers or their counsel may reasonably request.

         8.5 STB Exemption or Approval. Exemption or approval for the transactions contemplated by this Agreement shall have been obtained from the STB, and shall be in full force and effect.

         8.6 Escrow Agreement. The Sellers, the Parent and the Purchaser shall have entered into the Escrow Agreement.

                                   ARTICLE IX
                              INTENTIONALLY OMITTED


                                   ARTICLE X
                                  TERMINATION

         10.1 Termination. This Agreement may be terminated:

              (a) By mutual written consent of the Sellers, on the one hand, and the Parent and the Purchaser, on the other hand.

              (b) By the Sellers, on the one hand, or the Parent and the Purchaser, on the other hand, if the Closing shall not have been consummated by August 31, 1999.

              (c) By the Parent and the Purchaser if any of the Sellers or the Company materially breaches any representation, warranty, covenant or agreement in this Agreement.

              (d) By the Sellers if the Parent or the Purchaser materially breaches any representation, warranty, covenant or agreement of this Agreement.

              (e) By the Sellers (i) if the Purchase Price, as adjusted at the Closing in accordance with Section 1.2(c) hereof, is less than $8,000,000, or
(ii) if, as a result of events occurring subsequent to the Interim Balance Sheet Date, the Sellers reasonably believe that the Purchase Price, as finally adjusted pursuant to Section 1.2 hereof, would be less than $8,000,000, unless in either case the Parent and the Purchaser shall have agreed to increase the Purchase Price by the difference between the Purchase Price as adjusted pursuant to Section 1.2 and $8,000,000.

         10.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further force or effect and, except for a termination resulting from a breach by a party of any of its material obligations under this Agreement, there shall be no liability or obligation on the part of the Sellers, the Company, the Parent or the Purchaser or their respective officers or directors (except as set forth in Sections 6.6, 12.3, 12.4, 12.9, and 12.10 hereof, which shall survive the termination). Notwithstanding the foregoing, nothing contained in this Section
10.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

                                   ARTICLE XI
                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Business" shall mean the business of owning and operating in interstate commerce rail lines and related terminals and facilities in which the Company and the Subsidiaries are engaged.

         "Company" shall mean The Toledo, Peoria and Western Railroad
Corporation.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations and interpretations thereunder.

         "GAAP" means generally accepted accounting principles consistently applied.

         "Governmental Authority" means any nation or country (including but not limited to the United States) and any state, commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, panels, ministries or other instrumentalities.

         "Hazardous Condition" means any hazardous condition existing at the East Peoria Yard (including the air, surface or subsurface conditions), which would, under applicable Environmental Laws, require investigation, assessment or corrective action, or which would pose a material hazard to human health or the environment.

         "Indebtedness" means all obligations for borrowed money, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor's balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guarantees, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others, other than accounts or trade payables in the ordinary course of business.

         "Knowledge of the Company or the Sellers" means the knowledge with respect to the matter in question of the executive officers and directors of any of the Sellers, which are corporations, the Company or the Subsidiaries or the individual Sellers after reasonable inquiry as to such matter; provided, that for purposes of Section 2.24(f) hereof, such term shall mean the knowledge with respect to the matter in question of the executive officers, directors and other employees of any of the Sellers, which are corporations, the Company or the Subsidiaries or the individual Sellers after reasonable inquiry as to such matter.

         "Legal Requirements" means, when described as being applicable to any Person, any and



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all laws (statutory, judicial or otherwise) ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any contracts, agreements or undertakings with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, operations or properties.

         "Lien" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Material Adverse Effect" means a material adverse change in, or the occurrence of any event which will or would have a material adverse effect on, the assets, properties, liabilities, business, affairs, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries.

         "Material Adverse Effect on the Parent" means a material adverse change in, or the occurrence of any event which will or would have a material adverse effect on, the assets, properties, liabilities, business, affairs, results of operations or condition (financial or otherwise) of the Parent.

         "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

         "Related Agreements" mean any other agreements or instruments to be executed in connection with the transactions contemplated hereby.

         "Securities Act" means the Securities Act of 1933, as amended.

         "STB" means the Surface Transportation Board.

         "Tax" or "Taxes" shall mean any foreign, federal, state or local tax assessment or governmental charge.

         "Working Capital" means the amount by which (a) the aggregate book value of all current assets of the Company and the Subsidiaries, on a consolidated basis, determined in accordance with GAAP consistently applied, exceeds (b) the aggregate book value of all current liabilities of the Company and the Subsidiaries, on a consolidated basis, determined in accordance with GAAP consistently applied.

         "Working Capital Deficiency" means the amount by which (a) the aggregate book value of all current liabilities of the Company and the Subsidiaries, on a consolidated basis, determined in accordance with GAAP consistently applied, exceeds (b) the aggregate book value of all current assets of the Company and the Subsidiaries, on a consolidated basis, determined in accordance with GAAP consistently applied.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 Amendments and Waivers. This Agreement may not be amended, nor any provision hereof waived, unless such amendment or waiver is approved in writing by the parties hereto. No delay in the exercise of any rights hereunder shall operate as a waiver of any rights of the Parent or the Purchaser.

         12.2 Notices. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to the Parent and the Purchaser, on the one hand, or to the Company and the Sellers, on the other hand, at the address set forth below or to such other address as may be furnished in writing to the other parties hereto. A notice shall be deemed effective (i) upon delivery, if by hand or overnight courier, (ii) on the date faxed or electronically transmitted, if confirmation of such transmission is obtained, and (iii) upon the third day following mailing as set forth above.

         IF TO THE SELLERS OR
           THE COMPANY:            Delaware Otsego Corporation
                                   1 Railroad Avenue
                                   Cooperstown, NY 13326
                                   Attn:  Walter G. Rich, President

         with a copy to:           Delaware Otsego Corporation
                                   1 Railroad Avenue
                                   Cooperstown, NY 13326
                                   Attn:  Nathan R. Fenno, Vice President - Law

                                   Charles Brenner
                                   c/o J.L. Schiffman & Co.
                                   P.O. Box 10
                                   Maplewood, NJ 07040

         with a copy to:           William L. Weiss
                                   110 East 59th Street
                                   New York, NY 10022

                                   CSX Transportation, Inc.
                                   500 Water Street, Room J120
                                   Jacksonville, FL 32202
                                   Attn:  Stephen A. Crosby, VP - Corridor
                                          Development

         with a copy to:           Ellen Fitzsimmons, General Counsel
                                   CSX Corporation
                                   One James Center
                                   901 E. Cary Street
                                   Richmond, VA 23219

                                   Bank Austria Creditanstalt Corporate
                                     Finance, Inc.
                                   2 Greenwich Plaza
                                   Greenwich, CT 06830
                                   Attn:  Catharine K. MacDonald
         with a copy to:           Mark Liscio, Esq.
                                   Morgan, Lewis & Bockius, LLP
                                   101 Park Ave.
                                   New York, NY 10178-0060

                                   The Toledo, Peoria and Western Railroad
                                     Corporation
                                   1 Railroad Avenue
                                   Cooperstown, NY 13326
                                   Attn:  President

         with a copy to:           Carter, Ledyard & Milburn
                                   2 Wall Street
                                   New York, New York 10005
                                   Attn: Steven J. Glusband, Esq.

         IF TO THE PARENT OR THE
           PURCHASER:              RailAmerica, Inc.
                                   5300 Broken Sound Blvd., N.W.
                                   2nd Floor
                                   Boca Raton, Florida 33487
                                   Attn: Gary O. Marino

         with a copy to:           Greenberg Traurig, P.A.
                                   1221 Brickell Avenue
                                   Miami, Florida 33131
                                   Attention: Gary Epstein, Esq.

         12.3 Expenses. Subject to the provisions of Section 12.4, each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby (it being understood that all costs and expenses of the Company for services rendered by counsel, accountants or consultants in connection with the negotiation, preparation and closing of this Agreement shall be accounted for as having been incurred prior to the Closing, except as expressly provided herein).

         12.4 Indemnification for Broker Fees. Each of the Sellers, jointly and severally, agrees to indemnify and save harmless the Parent, the Purchaser and the Company, and their respective partners, officers, directors, employees and agents, and each of the Parent and the Purchaser, jointly and severally, agrees to indemnify and save harmless the Sellers and the Company and their respective partners, officers, directors, employees and agents, from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses (including, without limitation, reasonable attorneys' fees and disbursements in connection therewith) for any brokers or finders fees arising with respect to brokers or finders engaged by the indemnifying party.





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         12.5 Counterparts. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

         12.6 Effect of Headings. The article and section headings herein are for convenience only and shall not affect the construction hereof.

         12.7 Further Assurances. Each of the parties shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

         12.8 Governing Law; Jurisdiction. This Agreement shall be deemed a contract made under the laws of the State of New York and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such State. Each of the parties hereto agrees that any action or proceeding in connection with this Agreement shall be brought exclusively in the Circuit Court of the State of Florida in and for Miami-Dade County or in the United States District Court for the Southern District of Florida, each of the parties hereto hereby consenting to the jurisdiction thereof. Service of process may be made upon each of the parties hereto by mailing a copy thereof to the party being served, by certified or registered mail at its address to be used for the giving of notices under this Agreement.

         12.9 Attorneys' Fees. In the event of a suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-prevailing party shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the prevailing party.

         12.10 Publicity. No public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued or made, without the joint approval in writing of the form and substance thereof by the Parent and the Sellers, except as required by law (in which case, so far as possible, there shall be consultation between the parties prior to such announcement).

         12.11 Entire Agreement. This Agreement (including exhibits and schedules), constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, among the parties hereto with respect to such subject matter, including, without limitation, the Original Agreement.

         12.12 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted; provided however, that no cap on liability provided for herein may be increased.

         12.13 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party; provided, however, that the Purchaser may assign its rights hereunder to any of its wholly-owned subsidiaries.

         12.14 Specific Performance. Each of the Sellers and the Company recognizes and agrees that the Parent and the Purchaser shall not have an adequate remedy if any of the Sellers or the Company fails to satisfy the provisions of this Agreement and that damages will not be readily ascertainable, and that the Sellers and the Company expressly agree that in the event of such failure the Parent and the Purchaser, if entitled to a remedy, shall be entitled to seek specific performance of the Sellers' and the Company's obligations hereunder and that none of the Sellers or the Company will oppose an application seeking such specific performance.

         12.15 No Consequential or Punitive Damages. Each of the parties hereto agrees that it shall not be entitled to any consequential or punitive damages in any action or proceeding in connection with this Agreement.



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


         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth in the first paragraph.

                                    RAILAMERICA, INC.


                                    By: /s/ Donald Redfearn
                                        ----------------------------------------

                                    FLORIDA RAIL LINES, INC.


                                    By:/s/ Donald Redfearn
                                        ----------------------------------------


                                    BANK AUSTRIA AG, GRAND CAYMAN BRANCH


                                    By: /s/ Catherine K. MacDonald
                                        ----------------------------------------


                                    By: /s/ Christina T. Schoen
                                        ----------------------------------------


                                    CSX TRANSPORTATION, INC.


                                    By: signature illegible
                                        ----------------------------------------


                                    DELAWARE OTSEGO CORPORATION


                                    By: signature illegible
                                        ----------------------------------------


                                    THE BRENNER GROUP


                                    By: /s/ Charles Brenner
                                        ----------------------------------------
                                        CHARLES BRENNER, individually and on
                                        behalf of the Brenner Group


                                    THE TOLEDO, PEORIA AND WESTERN RAILROAD
                                        CORPORATION


                                    By: signature illegible
                                        ----------------------------------------



                                       44